Exhibit 10.2

EXECUTION VERSION

NOMINATING AGREEMENT

This Nominating Agreement (as it may be amended from time to time, this “Agreement”) is made as of May 10, 2017 by and between Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), and Elliott Management Corporation (“Elliott”).

RECITALS

WHEREAS, pursuant to the Certificate (as defined herein), among other things, the Company is authorized to issue capital stock consisting of 550,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”);

WHEREAS, the Company intends to enter into a recapitalization being consummated on or about the date hereof (the “Recapitalization”);

WHEREAS, in connection with the Recapitalization, on or about the date hereof, the Company intends to enter into that certain amendment (the “Amendment”) to the Shareholder Agreement by and among the Company and the stockholders party thereto, pursuant to (i) which the Company will increase the size of its Board of Directors (the “Board”) and (ii) the Company has the authority to further increase the size of the Board as provided for therein;

WHEREAS, Elliott, together with its Affiliates, as a result of the Recapitalization holds warrants of the Company (the “Warrants”) representing the right to purchase 2,381,345 shares of Company Common Stock or approximately 16.5% of the Company Common Stock; and

WHEREAS, the Company and Elliott desire to enter into this Agreement setting forth certain rights and obligations with respect to the nomination of Directors to the Board and certain other matters relating to the Board as set forth herein as hereinafter provided.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement intending to be bound hereby agree as follows:

1.	EFFECTIVE DATE

1.1 This Agreement shall become effective as of the date first written above immediately after the Amendment has become effective.

2.	BOARD NOMINATION

2.1 Elliott Nominees.

(a) For purposes of determining the number of Outstanding Company Common Stock held by Elliott pursuant to this Section 2.1, such number shall equal (i) the Company Common Stock held by Elliott or an Affiliate of Elliott taken together in the aggregate, plus (ii) the number of shares of Company Common Stock issuable upon the valid exercise of the Warrants held by Elliott or an Affiliate of Elliott taken together in the aggregate.

(b) For each Board election occurring after the date hereof, so long as Elliott holds at least eight percent (8%) of the Outstanding Company Stock (the “8% Elliott Threshold”) as of the record date for the applicable Board election or the time a vacancy on the Board is to be filled, as applicable, the Company shall include the 8% Elliott Nominee in the Company’s slate of nominees for Director at each annual or special meeting of Stockholders at which Directors are to be elected and at which the Class III Director seats are subject to election. For each Board election occurring after the date hereof, so long as Elliott holds at least sixteen percent (16%) of the Outstanding Company Stock (the “16% Elliott Threshold”) as of the record date for the applicable Board election or the time a vacancy on the Board is to be filled, as applicable, the Company shall include the 16% Elliott Nominee in the Company’s slate of nominees for Director at each annual or special meeting of Stockholders at which Directors are to be elected and at which the Class II Director seats are subject to election. The Company shall use its reasonable best efforts to cause the election of the Elliott Nominees to the Board at such meeting (including recommending that the Company’s Stockholders vote in favor of the election of the Elliott Nominees (along with all other Company nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

(c) If at any time Elliott ceases to satisfy the 8% Elliott Threshold or the 16% Elliott Threshold, as applicable, (A) Elliott shall cause its nominee or nominees, as applicable, then sitting on the Board to resign from the Board with immediate effect; provided that (i) such nominee(s) may specify that its resignation shall not be effective until accepted by the Board and (ii) a majority of the Board may agree to decline to accept such nominee’s or nominees’, as applicable, resignation, and (B) the vacancy caused by such resignation shall be filled in accordance with the Company’s Charter Documents.

(d) Elliott may elect to relinquish its right to nominate a Director by providing the Company with written notice of such election on or prior to the record date for the applicable Board election.

(e) In the event that the 8% Elliott Nominee or the 16% Elliott Nominee resigns, is removed from the Board (except in the circumstances described in Section 2.1(c)) dies or otherwise is unable to serve on the Board, Elliott shall (if, at the time such vacancy is to be filled, Elliott still has the right to nominate such Director) be entitled to nominate a successor Director, and the Company shall take any Necessary Action as may be required to facilitate and implement the immediate appointment of such 8% Elliott Nominee or 16% Elliott Nominee, as applicable, to the Board.

2.2 Limitations on Amendments to Charter Documents.

So long as this Agreement shall remain in effect, the Company shall not cause or permit any amendments to the Bylaws, the Certificate or the Shareholder Agreement that would conflict with the rights and obligations set forth herein except to the extent required to comply with applicable law.

3.	ELLIOTT APPROVAL RIGHT

3.1 Until the earlier of (a) one year from the date hereof and (b) Elliott obtaining regulatory approval to vote or own all of its shares of Common Stock underlying its Warrants, except with respect to the election or removal of directors or a vote to adjourn an annual or special meeting of stockholders, the Company shall not take any action that requires approval of its stockholders under Delaware law, the Certificate, or the Bylaws or the Shareholder Agreement, including (to the extent stockholder approval is actually required), without limitation, (i) the consummation of any transaction between the Company or any of its subsidiaries, on the one hand, and a stockholder of the Company or any Affiliate of a stockholder of the Company or any Affiliate of the Company, on the other hand, (ii) amending the Certificate, the Bylaws or the Shareholders Agreement, (iii) the sale, conveyance, transfer or other disposition of any type, in one transaction or in a series of related transactions, by the Company or any of its subsidiaries, of all or substantially all of the assets of the Company or any of its subsidiaries, (iv) the consummation of any transaction or series of transactions with any Person by consolidation, merger or similar combination of the Company or any of its subsidiaries with or into such Person, or such Person with or into the Company or any of its subsidiaries, (v) any dissolution, winding up or liquidation of the Company, in each case, without first obtaining either (x) the prior affirmative approval of holders of a majority of its outstanding shares of Common Stock and the prior written consent of Elliott or (y) the affirmative approval of the holders of a majority of the outstanding shares of Common Stock assuming that Elliott exercised all warrants held of record by them prior to the record date for such vote.

4.	REMEDIES

4.1 Generally.

4.2 The rights and remedies of any party hereto as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, any party hereto shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

5.	AMENDMENT, TERMINATION, ETC.

5.1 Oral Modifications.

This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

5.2 Written Modifications.

Except as otherwise provided herein, the provisions of this Agreement may be amended only with the prior written consent of Elliott and the Company.

5.3 Termination.

This Agreement shall automatically terminate and be of no further force and effect upon the earlier to occur of the first date following the date that Elliott is no longer entitled to nominate a director pursuant to Section 2.1(b) as a result of Elliott failing to satisfy the 8% Elliott Threshold test.

6.	DEFINITIONS

For purposes of this Agreement:

6.1 Certain Matters of Construction.

In addition to the definitions referred to or set forth below in this Section 6:

(a) The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of agreement of the parties hereto.

(b) When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders or neuter. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c) No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof. Any reference to statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

(d) Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections, and subsections of this Agreement unless otherwise expressly stated.

6.2 Definitions.

The following terms shall have the following meanings:

“8% Elliott Nominee” means any Person selected by Elliott to serve as nominee and for which Elliott has notified the Company of such selection, or any other Person selected by Elliott to serve as the replacement 8% Elliott Nominee.

“8% Elliott Threshold” has the meaning set forth in Section 2.1(b).

“16% Elliott Nominee” means any Person selected by Elliott to serve as nominee and for which Elliott has notified the Company of such selection, or any other Person selected by Elliott to serve as the replacement 16% Elliott Nominee.

“16% Elliott Threshold” has the meaning set forth in Section 2.1(b).

“Affiliate(s)” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Amendment” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in the Recitals.

“Bylaws” means the Fourth Amended and Restated Bylaws of the Company, as amended from time to time.

“Certificate” means the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Charter Documents” means, with respect to the Company, the certificate of incorporation, bylaws of the Company, and the Shareholder Agreement as the same may be amended, supplemented, modified or restated from time to time, and with respect to any other Person, the articles, bylaws, certificate of incorporation, certificate of formation, operating agreement, partnership agreement or any other similar incorporating or formation documents of such Person, as the same may be amended, supplemented, modified or restated from time to time.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in the Recitals.

“Derivative Securities” has the meaning set forth in the Shareholder Agreement.

“Director” means any member of the Board (other than any Person (if any) effecting observer rights on the Board).

“Elliott” has the meaning set forth in the Preamble.

“Elliott Nominees” means the 8% Elliott Nominee and the 16% Elliott Nominee.

“Equity Incentive Plans” means any equity incentive plans for officers, employees or Directors of the Company.

“Necessary Action” means, with respect to a specified result, all actions that are permitted by law and necessary or appropriate to cause such result, including (i) recommending that the Company’s Stockholders vote in favor of the election of the Elliott Nominees, (ii) agreeing to commercially reasonable amendments to the applicable Charter Documents, (iii) executing agreements and instruments reasonably necessary to permit Elliott to exercise its rights hereunder, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result, in each case subject to compliance with applicable law.

“Outstanding Company Common Stock” means, as of any given time, the then issued and outstanding Company Common Stock, including any Derivative Securities on an as-exercised basis, but excluding any Company Common Stock issued pursuant to an Equity Incentive Plan.

“Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

“Recapitalization” has the meaning set forth in the Recitals.

“Shareholder Agreement” means the Shareholder Agreement, as amended, dated November 9, 2015, by and among the Company and the stockholders party thereto.

“Stockholder” has the meaning set forth in the Shareholder Agreement.

“Warrant” has the meaning set forth in the Recitals.

7.	MISCELLANEOUS

7.1 Representations and Warranties.

The Company hereby represents and warrants to and agrees with Elliott that:

(a) such party is a corporation, limited liability company, limited partnership or other applicable business entity duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of formation;

(b) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement and the actions contemplated hereby;

(d) the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(e) this Agreement will not result in a material violation of any terms or provisions of any agreements or other instrument to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, order or decree governing or affecting such party, and with respect to the Company, conflict with or violate any Charter Document.

7.2 No Partnership.

This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture, group or other association.

7.3 Notices.

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered (a) by personal delivery, (b) by a nationally recognized overnight courier service, (c) by telefacsimile or electronic mail, using equipment that provides written confirmation of delivery, or (d) by deposit in the U.S. Mail, postage prepaid, registered or certified mail, return receipt requested, at the address set forth below:

(a) If to the Company:

Affinion Group, Inc.

6 High Ridge Park

Stamford, CT 06905

Attention: Brian Fisher, Esq.

Facsimile: 203-956-1206

Electronic mail: bfisher@affiniongroup.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Adam Weinstein, Esq.

Facsimile: 212-872-1002

Electronic mail: aweinstein@akingump.com

(b) If to Elliott:

Elliott Management Corporation

40 West 57th Street

New York, NY 10019

Attention: Elliot Greenberg

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of Americas

New York, NY 10036

Attention: Jonathan Michels, Esq.

Electronic mail: jmichels@whitecase.com

Any such notice shall be deemed to have been given on the date so delivered, if delivered personally or by overnight courier service or electronic mail; or if by telefacsimile, on the first (1st) day following the transmission of such facsimile; or if mailed, no earlier than four (4)

calendar days after mailing but in any case, upon receipt by the recipient. Any party may, at any time by giving five (5) calendar days’ prior written notice to the Company, specify a different address (physical or electronic) or telefacsimile number for notice purposes by sending notice thereof in the foregoing manner. By notice complying with the foregoing provisions of this Section 7.3, each party shall have the right to change the mailing address, facsimile number or email address for future notices, communications or deliveries to such party pursuant to this Agreement and any such change shall not be deemed an amendment to this Agreement.

7.4 No Assignment. This Agreement may not be transferred or assigned by any party hereto other than, in respect of Elliott, to any of its Affiliates.

7.5 Binding Effect. Subject to the provisions of this Agreement relating to transferability or assignment, this Agreement will be binding upon and inure to the benefit of the Company and Elliott, and their respective heirs, devisees, spouses, distributees, representatives, successors and permitted assigns.

7.6 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the Company effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

7.7 Additional Documents and Acts. Each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

7.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

7.9 Entire Agreement. This Agreement, the Shareholder Agreement and the Charter Documents constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

7.10 No Waiver. No provision hereunder may be waived other than in a written instrument executed by the waiving party.

8. GOVERNING LAW

8.1 Governing Law.

This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.

8.2 Consent to Jurisdiction.

The Company and Elliott (i) irrevocably submits to the exclusive jurisdiction of any state court in the State of Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Agreement and (ii) agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court in the State of Delaware. Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental body anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 8.2. The Company and Elliott further (x) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 7.3 hereof shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.2 and (y) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (A) any state court in the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.3 WAIVER OF JURY TRIAL.

THE COMPANY AND ELLIOTT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR ELLIOTT’S OWNERSHIP OF COMPANY COMMON STOCK. THE COMPANY AND ELLIOTT (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COMPANY OR ELLIOTT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY OR ELLIOTT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT THE COMPANY AND ELLIOTT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3.

*    *    Signature pages follow    *    *

IN WITNESS WHEREOF, the Company and Elliott have executed this Agreement on the day and year first written above.

COMPANY:

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Gregory S. Miller
Name:	Gregory S. Miller
Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Nominating Agreement (Elliott)]

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., as general partner

By:	Braxton Associates, Inc., as general partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

THE LIVERPOOL LIMITED PARTNERSHIP

By:	Liverpool Associates Ltd., as General Partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc. as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Nominating Agreement (Elliott)]